SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT is dated as of the     day of             , 2014, between Salient Advisors, L.P., a Texas limited partnership (herein called the “Investment Adviser”), and Broadmark Asset Management LLC, a Delaware limited liability company (herein called the “Sub-Adviser”).

WHEREAS, each of the Investment Adviser and the Sub-Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Investment Adviser is the investment adviser to certain series of the Salient MF Trust, a Delaware statutory trust (herein called the “Trust”) and an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Investment Adviser wishes to retain the Sub-Adviser to assist the Investment Adviser in providing investment advisory services in connection with such series of the Trust as now or hereafter may be identified on Schedule A hereto as such schedule may be amended from time to time with the consent of the parties hereto (each herein called a “Fund”); and

WHEREAS, the Sub-Adviser is willing to provide such services to the Investment Adviser upon the terms and conditions and for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1. Appointment. Investment Adviser hereby retains Sub-Adviser, and Sub-Adviser hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein, for the compensation herein provided. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

2. Delivery of Documents. The Investment Adviser shall furnish to the Sub-Adviser copies of the following documents:

(a) The Declaration of Trust of the Trust as in effect on the date hereof;

(b) The Bylaws of the Trust as in effect on the date hereof;

(c) The resolutions of the Board of Trustees of the Trust (the “Board”) approving the engagement of the Sub-Adviser as sub-adviser for the Fund and approving the form of this Agreement;

(d) The resolutions of the Board selecting the Investment Adviser as investment adviser to the Fund and approving the form of the Investment Advisory Agreement with the Trust, on behalf of the Fund;

(e) The Investment Advisory Agreement with the Trust, on behalf of the Fund;

(f) Current copies of the registration statement, Prospectus and Statement of Additional Information of the Trust relating to the Fund;

(g) Resolutions, policies and procedures adopted by the Board in respect of the management or operation of the Fund, including the compliance policies and procedures of the Trust adopted pursuant to Rule 38a-1 under the 1940 Act; and

(h) A list of affiliated brokers and underwriters and other affiliates for compliance with applicable provisions of the 1940 Act and the rules thereunder, including Sections 17 and 10 of the 1940 Act and Rules 10f-3 and 17a-7 thereunder.

The Investment Adviser shall furnish the Sub-Adviser from time to time, and as necessary for the Sub-Adviser to comply with this Agreement and applicable law, with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to Items (a) through (h) above shall be provided within 30 days of the times such materials became available to the Investment Adviser and, until so provided, the Sub-Adviser may continue to rely on those documents previously provided. With respect to Items (g) and (h) above, the Sub-Adviser shall have a reasonable amount of time, giving due consideration to the nature of the information so provided, to process such information before it becomes effective as to the Sub-Adviser.

3. Sub-Advisory Services to the Fund. Sub-Adviser agrees to provide the following services with respect to the Fund:

(a) Subject to the overall policies, control, direction and review of the Board of Trustees of the Trust and to the instructions and supervision of Investment Adviser, Sub-Adviser will provide a continuous investment program for the Fund, including allocation of the Fund’s assets in accordance with the Fund’s prospectus and statement of additional information, and related investment research and advice with respect to securities and other investments and cash equivalents in the Fund. With respect to the Fund, the Sub-Adviser will: (i) make investment decisions with respect to the investment and re-investment of the Fund’s assets; (ii) place orders for all purchases and sales of the investments made for the Fund; (iii) maintain the books and records required in connection with its duties hereunder; and (iv) keep the Investment Adviser informed of material developments affecting the Fund.

(b) The Sub-Adviser will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

provided that, notwithstanding this Section 3(b), the liability of the Sub-Adviser for actions taken and non-actions with respect to the performance of services under this Agreement shall be subject to the limitations set forth in Section 12(a) of this Agreement.

(c) If applicable, the Sub-Adviser will manage required collateral levels in connection with the investment and reinvestment of the assets of the Fund. The Sub-Adviser will provide instructions to the administrator and/or custodian for the Fund to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, CUSIP, SEDOL, or other numbers that identify the securities or investments to be purchased or sold on behalf of the Fund) as may be reasonably necessary to enable the custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. The Sub-Adviser will provide reports with respect to its collateral management activities as requested by the Investment Adviser.

(d) The Sub-Adviser will communicate or arrange to be communicated to the Trust’s custodian and Fund accountants as instructed by the Investment Adviser on each day that a purchase or sale of a security or other investment is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be affected, (iv) the CUSIP or SEDOL number of the security, if any, and (v) such other information as the Investment Adviser may reasonably require for purposes of fulfilling its monitoring, oversight, recordkeeping and other obligations to the Trust under the Investment Advisory Agreement.

(e) The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information, as they may be amended from time to time, and such other guidelines as the Board may establish and which are provided in writing to Sub-Adviser in accordance with Section 2 of this Agreement.

(f) The Sub-Adviser will maintain records of the information set forth in Section 3(c) hereof with respect to the securities and other transactions of the Fund and will furnish the Board with such periodic and special reports as the Board may reasonably request.

(g) After each month-end, the Sub-Adviser will promptly review all (1) reports of current security holdings in the Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of the Fund’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Trust and will report any errors or discrepancies in such reports to the Trust or its designee within three (3) business days after discovery of such discrepancies.

(h) At such times as reasonably requested by the Board or the Investment Adviser, the Sub-Adviser will provide economic and investment analysis and reports to the Board and the Investment Adviser that it normally provides to similar investment company clients of the Sub-Adviser.

(i) The Sub-Adviser will make its portfolio managers and other appropriate personnel available to the Board and the Investment Adviser at reasonable times to review the Fund’s investment policies and to consult with the Board and the Investment Adviser regarding the investment affairs of the Fund, including economic and statistical and investment matters relevant to the Sub-Adviser’s duties hereunder, and the portfolio strategies employed.

(j) The Sub-Adviser will provide the Investment Adviser with quarterly compliance reports and certifications in the forms reasonably requested by the Investment Adviser.

(k) The Sub-Adviser will provide the Trust with reasonable evidence that, with respect to its activities on behalf of the Fund, the Sub-Adviser is maintaining (i) adequate professional liability insurance; and (ii) an appropriate code of ethics and related reporting procedures pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

(l) Investment Adviser acknowledges and agrees that Sub-Adviser’s services to the Investment Adviser and the Fund shall be limited to those set forth herein and Sub-Adviser will not be responsible to advise or act for the Fund in any legal proceedings, including bankruptcies and class action proceedings, related to assets currently or previously held in the Fund; provided, however, that Sub-Adviser shall promptly inform Investment Adviser of any notices or other information relating to the same.

(m) Subject to the supervision and oversight of the Investment Adviser and the Board, the Sub-Adviser is authorized to (i) buy, sell, hold, exchange, convert or otherwise deal in any manner in any assets; (ii) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Sub-Adviser may select; (iii) exercise conversion or subscription rights and respond to tender offers, consent solicitations and other voluntary corporate actions relating to the investment securities held by the Fund; and (iv) enter into agreements and execute, on behalf of the Fund, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, ISDA, LSTA, or other industry standard documentation and making the standard representation contained therein) as Sub-Adviser deems necessary or appropriate in connection with the Fund’s investment activities.

(n) Sub-Adviser is authorized, but not obligated, to aggregate purchase and sale orders for securities and other investments held (or to be held) in the Fund with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. The allocation of securities and other investments so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients consistent with disclosure in Sub-Adviser’s Form ADV Part 2. Investment Adviser recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

(o) Sub-Adviser shall review and provide comments in a timely manner to any Fund Prospectus or Statement of Additional Information disclosure relating to its services hereunder, as may be requested from time to time by Investment Adviser.

(p) Sub-Adviser shall at reasonable times interface with the Investment Adviser’s designated personnel in investment committee meetings and be subject to reasonable oversight of the Investment Adviser’s Chief Risk Officer with respect to the Fund.

4. Brokerage. The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders, the Sub-Adviser will consider the factors it deems relevant, including, as applicable, the experience and skill of the firm’s traders, as well as the firm’s financial responsibility and administrative efficiency. The Sub-Adviser will use its best efforts to obtain the best combination of net price and execution for its orders. Consistent with these obligations and the Sub-Adviser’s policies and procedures relating to brokerage and allocation, and in selecting a broker to execute a particular transaction, the Sub-Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to the Fund and other accounts over which the Sub-Adviser exercises investment discretion. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage or research services provided, viewed either in terms of a particular transaction or the overall responsibility of the Sub-Adviser to the Fund and its other clients. Compensation received by the Sub-Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities or other investments be purchased from or sold to the Trust’s principal distributor, the Investment Adviser or any affiliate thereof (as the term “affiliate” is defined in the 1940 Act), except to the extent permitted by Securities and Exchange Commission (“SEC”) exemptive order or by applicable law.

5. Compliance with Laws: Confidentiality: Conflicts of Interest.

(a) The Sub-Adviser agrees that it will comply in all material respects with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Adviser in performance of its duties hereunder (herein called the “Rules”).

(b) The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and non-public information relative to the Trust and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings or penalty by any regulatory body for failure to comply; (ii) after notification to the Investment Adviser or Trust, in response to regulatory inspection requests or other regulatory inquiries; or (iii) when so requested or consented to by the Investment Adviser or the Trust.

(c) It is understood that any non-public information or non-public recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Investment Adviser, Trust or such persons as the Investment Adviser may designate in connection with the business of the Fund, except (i) after prior notification to and approval in writing by the Sub-Adviser, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply; or (ii) after notification to the Sub-Adviser, in response to regulatory inspection requests or other regulatory inquiries.

6. Proxies. The Investment Adviser retains its discretionary authority to exercise voting rights with respect to the securities and other investments of the Fund.

7. Control by Trust’s Board of Trustees. Any recommendations concerning the Fund’s investment program proposed by the Sub-Adviser to the Fund and the Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

8. Nature of Services. The Investment Adviser understands, and has advised the Trust’s Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies, in each case in a manner consistent with terms and conditions that may be agreed to in writing by the parties from time to time. Sub-Adviser covenants and agrees that whenever the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Adviser to be suitable for two or more of the Fund, investment companies or accounts managed by the Sub-Adviser, the available securities or investments will be allocated in a manner believed by the Sub-Adviser to be equitable to each of them. It is recognized and acknowledged by the Investment Adviser that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained for or disposed of by the Fund. In addition, the Investment Adviser understands, and has advised the Trust’s Board of Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, subject, in each case, to such terms and conditions that may be agreed to in writing by the parties from time to time.

9. Books and Records. In compliance with the requirements of Rule 31a-3 of the 1940 Act, and any other applicable Rules, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 and any other applicable Rules, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 and any other applicable Rules.

10. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement. The Sub-Adviser shall not be responsible for and shall not bear any expense relating to the operation of the Trust or any Fund or any transaction-related expense or cost of the Fund, including, but not limited to, taxes, interest, brokerage fees and commissions, cost of securities and other investments (including brokerage commissions, stamp duties, or other transaction-related fees and expenses, if any) purchased for the Fund, and any extraordinary expense items.

11. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month equal to the lesser of (i) the fee at the applicable annual rates set forth on Schedule A hereto with respect to the Fund’s net assets or (ii) such fee as may from time to time be agreed upon in writing by the Investment Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this Section begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of the Fund’s net assets shall be computed in the manner specified in the Prospectus and the Statement of Additional Information for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares. Payment of said compensation shall be the sole responsibility of the Investment Adviser and shall in no way be an obligation of the Fund or of the Trust.

12. Limitation of Liability; Indemnification.

(a) Neither the Sub-Advisor nor its partners, officers, directors, employees, affiliates, successors, or other legal representatives shall be subject to any liability for any act or omission, error of judgment, mistake of law, or for any loss suffered by the Investment Adviser, the Trust or the Fund, in the course of, connected with, or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Sub-Adviser in the performance of its duties or by reason of reckless disregard on the part of the Sub-Adviser of its obligations and duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, directions, instructions or requests given or made to the Sub-Adviser by the Investment Adviser.

(b) The Investment Adviser will indemnify the Sub-Adviser, and each of its partners, members, directors, officers, and employees and any of their affiliated persons, executors, heirs, assigns, successors, or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages, or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the Sub-Adviser’s engagement hereunder or from the performance or non-performance of any Indemnified Person’s duties in respect of the Fund, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct; or (ii) a reasonable determination that the Indemnified Person is entitled to indemnification hereunder, provided that such determination is based upon a review of the facts and reached by (A) the vote of a majority of the Board who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board, further provided that such counsel’s determination be written and provided to the Board and the Investment Adviser. The Investment Adviser shall advance to an Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred with respect to the Fund in connection with defense of any action or proceeding arising out of such performance or non-performance. The Sub-Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance from the Investment Adviser, that if one of the foregoing parties receives any such advance, the party will reimburse the Investment Adviser for such fees, costs, and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this paragraph. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

(c) Notwithstanding any of the foregoing, the provisions of this Section 12 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph to the fullest extent permitted by law. The provisions of this Section 12 shall survive the termination or cancellation of this Agreement.

(d) The Investment Adviser shall be responsible at all times for supervising the Sub-Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Investment Adviser has agreed to under the Investment Advisory Agreement.

13. Duration and Termination. This Agreement shall become effective as of the date hereof provided that it shall have been approved (a) by a vote of a majority of the members of the Board who are not parties to this Agreement or interested persons of the Trust, the Investment Adviser or the Sub-Adviser (“Independent Trustees”), cast in person at a meeting called for the purposes of voting on such approval; and (b) by a vote of a majority of the outstanding voting securities of the Fund. Unless sooner terminated as provided herein, this Agreement shall continue with respect to the Fund for a period of two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue in effect for successive 12-month periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that this Agreement may be terminated with respect to the Fund (i) by the Board on behalf of the Trust at any time without the payment of any penalty, (ii) by vote of a majority of the outstanding voting securities of the Fund, (iii) by the Investment Adviser on 60 days written notice to the Sub-Adviser, or (iv) by the Sub-Adviser on 60 days written notice to the Investment Adviser. Any notice of termination served on the Sub-Adviser by the Trust or the Investment Adviser shall be without prejudice to the obligation of the Sub-Adviser to complete transactions already initiated or acted upon with respect to the Fund or to any rights or recourse of the Sub-Adviser against the Investment Adviser under any separate agreements to which they are parties. This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

14. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, which amendment shall be subject to the approval (a) by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Fund, to the extent required by the 1940 Act and subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

15. Notification of Investment Adviser. The Sub-Adviser will promptly notify the Investment Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act; (b) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund or the Trust; or (c) any other occurrence that reasonably could have a materially adverse impact on the ability of the Sub-Adviser to provide the services provided for in this Agreement.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17. Privacy Policy. The Sub-Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Fund received from the Investment Adviser is subject to the limitations on redisclosure and reuse set forth in Section 248.11 of Regulation S-P, and agrees that such information: (i) shall not be disclosed to any third party for any purpose without the written consent of the Investment Adviser unless permitted by exceptions set forth in Sections 248.14 or 248.15 of Regulation S-P; and (ii) shall be safeguarded pursuant to procedures adopted under Section 248.30 of Regulation S-P if so required.

18. References to the Investment Adviser and Sub-Adviser. During the term of this Agreement, each party agrees to furnish to the other party at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to the other party or its clients in any way, prior to use thereof and not to use such material if the other party reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the other party by first-class or overnight mail, e-mail, facsimile transmission equipment or hand delivery.

19. Client Suitability. The Investment Adviser understands and agrees that the Sub-Adviser, as part of its duties hereunder, is not responsible for determining whether or not the Fund is suitable and appropriate investments for any client or investor.

20. Consultation with Sub-Advisers to Other Series of the Trust. As required by Rule 17a- 10 under the 1940 Act, the Sub-Adviser is prohibited from consulting with the entities listed below, the identities of which will be provided by the Adviser to the Sub-Adviser, concerning transactions for the Fund in securities or other assets:

(a)	other sub-advisers to any other series of the Trust; and

(b)	other sub-advisers to another investment company or series thereof that is under common control with the Fund.

21. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties herein and their respective successors and shall be governed by Delaware law.

“Salient MF Trust” and the “Board of Trustees of the Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust and any and all amendments thereto. The obligations of “Salient MF Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized signatories designated below, to be effective as of the day and year first above written.

Salient Advisors, L.P.
By:	Salient Capital Management, LLC,
Its general partner
By:
John A. Blaisdell, CEO
Broadmark Asset Management LLC
By:
Christopher J. Guptill,
Co-Chief Executive Officer

SCHEDULE A

To Sub-Advisory Agreement

dated as of             , 2014

between Salient Advisors, L.P. and

Broadmark Asset Management LLC

Name of Fund	Fee
Salient Broadmark Tactical Plus Fund	0.725%